[Letterhead of Arthur Andersen LLP]







CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 2, 1999 (except with respect to matters discussed in Note 16, as to which the date is November 15, 1999) included in Cambridgeport Mutual Holding Company's Registration Statement on Form S-1 (File No. 333-91549) for the year ended December 31, 1998 and to all references to our Firm included in this registration statement.


/s/ Arthur Andersen LLP
Boston, Massachusetts
February 24, 2000